CONFORMED COPY
                                                          EXHIBIT A

                        VOTING AGREEMENT AND ELECTION

                    VOTING AGREEMENT AND ELECTION (this
          "Agreement"), dated as of April 29, 1996, between Textron Inc., a Delaware corporation and a stockholder (the "Stockholder") of The Paul Revere Corporation, a Massachusetts corporation (the "Company"), and Provident Companies, Inc., a Delaware corporation ("Parent").

                    WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Patriot Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of Parent ("Newco"), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger (the "Merger") of Newco with and into the Company pursuant to the terms and conditions of the Merger Agreement; and

                    WHEREAS, the Stockholder owns of record and beneficially 37,500,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company (the "Common Stock") and wishes to enter into this Agreement with respect to the Shares; and

                    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed, upon the terms and subject to the conditions set forth herein, to vote the Shares at a meeting of the Company's stockholders in favor of approval of the Merger Agreement;

                    NOW, THEREFORE, for good and valuable
          consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                    1.   Agreement to Vote Shares.

                         (a)  Subject to Section 1(b) hereof, the
          Stockholder agrees during the term of this Agreement to vote the Shares, in person or by proxy, (i) in favor of approval of the Merger Agreement at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof (each, a "Stockholder Meeting") and (ii) against an Alternative Proposal (as such term is defined in the Merger Agreement).

                         (b)  Notwithstanding anything to the
          contrary contained herein, the obligations of the Stockholder pursuant to Section 1(a) hereof with respect to matters to be considered at any Stockholder Meeting are subject to the following conditions:

                              (i)    Parent and Newco shall have
          performed in all material respects all of their respective material obligations under the Merger
          Agreement to have been performed at or prior to the date of such Stockholder Meeting;

                              (ii)    all representations and
          warranties of Parent and Newco set forth in the Merger Agreement shall be true and correct in all material respects as of the date of such Stockholder Meeting as though made on and as of such date (except for changes permitted by the Merger Agreement and that those representations which address matters only as of a particular date shall remain true and correct as of such date), except in any case for such failures to be true and correct which would not have a Parent Material Adverse Effect (as defined in the Merger Agreement);

                              (iii)    there shall not be in effect
          on the date of such Stockholder Meeting any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated by the Merger Agreement not be consummated; provided, however, that, subject to the terms and provisions provided in the Merger Agreement (including but not limited to Section
          6.8 thereof), prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated; and

                              (iv)    the Registration Statement
          (as such term is defined in the Merger Agreement) to be filed with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (the "Act") to register the shares of Parent Common Stock (as such term is defined in the Merger Agreement) to be issued in the Merger shall have become effective under the Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

                    2. No Voting Trusts. The Stockholder agrees that the Stockholder will not, nor will the Stockholder permit any entity under the Stockholder's control to, deposit any of the Stockholder's Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of the Shares inconsistent with this Agreement.

                    3.   Limitation on Dispositions and Proxies.
          During the term of this Agreement, the Stockholder agrees not to sell, assign, pledge, transfer or otherwise dispose of, or grant any proxies with respect to (except for a proxy which is not inconsistent with the terms of this Agreement) any of the Stockholder's Shares.

                    4. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

                    5.   Term of Agreement; Termination.

                         (a)  Subject to Section 9(f), the term of
          this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; (iii) the date on which the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of the Merger Agreement if the Board of Directors of the Company after consultation with its counsel determines that the failure to take such action could reasonably be deemed a breach of its fiduciary duties to the Company's stockholders under applicable law; and (iv) October 31, 1996. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
                         (b)  If (i) an Alternative Proposal (as
          such term is defined in the Merger Agreement) which provides that the Company's stockholders will receive in excess of $26.00 per share of Common Stock is then outstanding, and (ii) at a meeting of stockholders of the Company held for the purpose of voting on a proposal to approve the Merger Agreement, the Stockholder shall have failed to vote the Shares in favor of such proposal then, unless Parent shall be entitled to receive the Termination Fee (as defined in the Merger Agreement) pursuant to Section 8.5(b) of the Merger Agreement and provided that Parent shall not be in material breach of its obligations hereunder or under the Merger Agreement, the Stockholder will pay Parent the sum of $22,500,000 as promptly as practicable, but not later than three business days following such meeting, and such payment will be made by wire transfer of immediately available funds to an account designed by Parent. Notwithstanding anything in this Agreement to the contrary, the fee which may become payable under this Section 5(b) shall be the sole and exclusive remedy available to Parent for the Stockholder's failure to vote the Shares in accordance with the terms of this Agreement.

                    6.   Entire Agreement.  This Agreement
          supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                    7. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three (3) business days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:

                    If to Stockholder:

                         Textron Inc.
                         40 Westminster Street
                         Providence, RI 02903-2596
                         Attention:     Executive Vice President
                                        and General Counsel
                         Telecopy:      (401) 457-2418

                    With a copy to:

                         Skadden, Arps, Slate, Meagher & Flom
                         One Beacon Street
                         Boston, MA 02108
                         Attention:  Margaret A. Brown, Esq.
                         Telecopy:  (617) 573-4822

                    If to Parent:

                         Provident Companies, Inc.
                         1 Fountain Square
                         Chattanooga, TN 37402
                         Attention:   Chief Financial Officer
                         Telecopy:    (423) 755-1755

                    With a copy to:

                         Alston & Bird
                         1201 West Peachtree Street
                         Atlanta, Georgia 30309
                         Attention:  Dean Copeland, Esq.
                         Telecopy: (404) 881-7777

          or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 7 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

                    8. Election. Notwithstanding any rights with respect to the election of Merger Consideration (as such term is defined in the Merger Agreement) which may be available to the Stockholder under the Merger Agreement, the Stockholder shall make a Mixed Election (as such term is defined in the Merger Agreement).

                    9.   Miscellaneous.

                         (a)  Nothing contained in this Agreement
          shall be construed as creating any liability on the part of the Stockholder under the Merger Agreement.

                         (b)  This Agreement shall be deemed a
          contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to its conflicts of law principles.

                         (c)  If any provision of this Agreement or
          the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                         (d)  This Agreement may be executed in one
          or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                         (e)  All Section headings herein are for
          convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                         (f)  The obligations of the Stockholder
          set forth in this Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Newco.


                    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                   PROVIDENT COMPANIES, INC.

                                   By:/s/ J. Harold Chandler
                                      Name:  J. Harold Chanler
                                      Title: President

                                   TEXTRON INC.

                                   By:/s/ Stephen L. Key
                                      Name:  Stephen L. Key
                                      Title: Executive Vice
                                               President and Chief
                                               Financial Officer